Exhibit 23

                         Independent Auditor's Consent

The Board of Directors
Anaren Microwave, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 33-36761, No. 333-03193, No. 333-70397, No. 333-70427, No. 333-50390, and No.
333-50392) on Form S-8 and Registration Statement (No. 333-70422) on Form S-3 Anaren Microwave, Inc. of our report dated August 5, 2002, relating to the consolidated balance sheets of Anaren Microwave, Inc. and subsidiaries as of June 30, 2002 and June 30, 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002 annual report on Form 10-K of Anaren Microwave, Inc.

Syracuse, New York
August 5, 2002